Exhibit 14(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this combined Proxy Statement/prospectus on Form N-14 (the “Registration Statement”) of our report dated February 16, 2005 relating to the financial statements and financial highlights appearing in the December 31, 2004 Annual Report to Shareholders of Select Capital Appreciation Fund, Select Value Opportunity Fund, Select International Equity Fund, Select Growth Fund, Core Equity Fund, Equity Index Fund, Select Investment Grade Income Fund, Government Bond Fund and Money Market Fund (the Allmerica Investment Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings of “Other Service Providers”, “Financial Highlights”, and “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 28, 2005